EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of McCormick & Company, Incorporated:

Form	Registration Number	Date Filed

S-3ASR	333-271070	4/3/23
S-8	333-263971	3/30/22
S-8	333-230556	3/28/19
S-8	333-220665	9/27/17
S-8	333-187703	4/3/13
S-8	333-186250	1/28/13
S-8	333-158573	4/14/09
S-8	333-155775	11/28/08
S-8	333-150043	4/2/08
S-8	333-114094	3/31/04
S-8	333-93231	12/21/99
of our reports dated January 23, 2025, with respect to the consolidated financial statements and schedule of McCormick & Company, Incorporated and the effectiveness of internal control over financial reporting of McCormick & Company, Incorporated, included in this Annual Report (Form 10-K) of McCormick & Company, Incorporated for the year ended November 30, 2024.

/s/ Ernst & Young LLP
Baltimore, Maryland
January 23, 2025